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                     July 1, 2022

       Alice Lee
       Vice President of Operations
       Health Sciences Acquisitions Corp 2
       40 10th Avenue, Floor 7
       New York, NY 10014

                                                        Re: Health Sciences
Acquisitions Corp 2
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 21, 2022
                                                            File No. 001-39421

       Dear Ms. Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Giovanni Caruso